EXHIBIT 23.1

[KPMG LETTERHEAD]

INDEPENDENT ACCOUNTANT’S CONSENT

The Board of Directors
Insight Enterprises, Inc.:

We consent to the use of our report dated January 30, 2003, except as to note 20 which is as of March 1, 2003, related to the consolidated balance sheets of Insight Enterprises, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Insight Enterprises, Inc., incorporated herein by reference.

Our report dated January 30, 2003, except as to note 20, which is as of March 1, 2003, refers to a change in method of accounting for goodwill and other intangible assets during the year ended December 31, 2002.

/s/ KPMG LLP

Phoenix, Arizona
December 2, 2003